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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2004

REGISTRATION NO. 333-113500

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DYAX CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3053198 (I.R.S. Employer Identification Number)

300 Technology Square
Cambridge, Massachusetts 02139
(617) 225-2500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Henry E. Blair
President and Chief Executive Officer
Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139
(617) 225-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Nathaniel S. Gardiner, Esq.
Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7613
(617) 239-0100

Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2004

PROSPECTUS

DYAX CORP.

7,500,000 Shares

COMMON STOCK

        We may offer to the public shares of our common stock from time to time in one or more issuances.

        This prospectus provides you with a general description of our common stock. Each time we sell shares of our common stock we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 14 of this prospectus before you make your investment decision.

        Our common stock trades on the Nasdaq National Market under the symbol "DYAX."

        Investing in our common stock involves risks. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is                       , 2004

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information that we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Note Regarding Trademarks

        Dyax and the Dyax logo are registered trademarks of Dyax Corp. All other trademarks or service marks appearing in this prospectus and the documents we incorporate by reference are the property of their owners.

i

DYAX CORP.

        We are a biopharmaceutical company principally focused on the discovery, development and commercialization of antibody, protein and peptide based therapeutic products. We currently have two product candidates in or entering into Phase II clinical trials for three indications. DX-88 is being studied for the treatment of both hereditary angioedema and for the prevention of blood loss and other systemic inflammatory responses in on-pump open-heart surgery, and DX-890 is being studied for the treatment of cystic fibrosis. We also have a number of ongoing discovery programs using our proprietary and patented technology, known as phage display, to identify new compounds, especially antibodies, with potential for the treatment of various diseases. Through the use of our phage display technology, we plan to continue to invest in such programs in order to build a broad portfolio of product candidates that we can develop and commercialize either ourselves or with others. We believe that phage display can have the greatest potential impact on our business through its use in the discovery of proprietary biopharmaceuticals.

        We have accumulated losses since inception as we have invested in the development of our therapeutic product candidates and in our ongoing research and discovery programs. We seek to offset some of these research and development costs by generating revenue from the partnering of our portfolio of product candidates and by leveraging our phage display technology. The ways in which we can leverage our phage display technology include (i) performing funded research for collaborators using our phage display technology to identify compounds that can be used in therapeutics, diagnostic imaging, the development of research reagents, and in purifying and manufacturing biopharmaceuticals and (ii) licensing of our phage display patents and libraries. Our funded research collaborations and licensing agreements are structured to generate revenues through research funding, license fees, technical and clinical milestone payments and royalties.

        We do not expect to generate profits until therapeutic products from our development portfolio reach the market. Obtaining regulatory approvals to market therapeutic products is a long and arduous process. We cannot currently predict when, if ever, we will obtain such approvals.

        Our principal executive offices are located at 300 Technology Square, Cambridge, Massachusetts 02139 and our telephone number is (617) 225-2500.

RISK FACTORS

        Investing in our common stock involves risk. Before making an investment decision, you should read and carefully consider the factors described below, as well as other information we include or incorporate by reference in this prospectus or in any prospectus supplement.

We have a history of operating losses and expect to incur significant additional operating losses.

        We have incurred operating losses since our inception in 1989. As of June 30, 2004, we had an accumulated deficit of approximately $133.9 million. We expect to incur substantial additional operating losses over the next several years as our research, development, preclinical testing and clinical trial activities increase, particularly with respect to our current product candidates, DX-88 and DX-890. We have not generated any revenue from product sales to date, and it is possible that we will never have significant, if any, product sales revenue.

        Currently, we generate revenue from collaborators through research and development funding and through license and maintenance fees that we receive in connection with the licensing of our phage display technology. We expect to continue to be dependent upon revenue generated from our collaborative arrangements and our licensing efforts over the next several years.

        To become profitable, we, either alone with our collaborators, must successfully develop, manufacture and market our current product candidates, DX-88 and DX-890, and continue to leverage our phage display technology to generate research funding and licensing revenue. It is possible that we will never have significant product sales revenue or receive significant royalties on our licensed product candidates.

We may be unable to raise the capital that we will need to sustain our operations.

        We expect that existing cash and cash equivalents plus anticipated cash flow from product development, license fees and collaborations will be sufficient to support our current operating plans into 2006. We may, however, need to raise additional funds before then. We will need additional funds if our cash requirements exceed our current expectations or if we generate less revenue than we expect.

        Our future capital requirements will depend on many factors, including:

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  the progress of our drug discovery and development programs;

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  our ability to develop and commercialize our product candidates;

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  maintaining or expanding our existing collaborative and license arrangements and entering into additional ones;

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  the progress of the development and commercialization of milestone and royalty-bearing compounds by our collaborators and licensees;

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  our decision to manufacture materials used in our product candidates;

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  competing technological and market developments;

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  costs of defending our patents and other intellectual property rights; and

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  the amount and timing of additional capital equipment purchases.

        We also may seek additional funding through collaborative arrangements and public or private financings. We may not be able to obtain financing on acceptable terms or at all or we may not be able to enter into additional collaborative arrangements. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding on a timely basis, we may be required to curtail significantly one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise pursue on our own.

Our biopharmaceutical or diagnostic product candidates must undergo rigorous clinical trials and regulatory approvals, which could substantially delay or prevent their development or marketing.

        Any biopharmaceutical or diagnostic product we develop will be subject to rigorous clinical trials and an extensive regulatory approval process implemented by the Food and Drug Administration (FDA) and analogous foreign regulatory agencies. This approval process is typically lengthy and expensive, and approval is never certain. Positive results from preclinical studies and early clinical trials do not ensure positive results in late stage clinical trials designed to permit application for regulatory approval. We may not be able to conduct clinical trials at preferred sites, enroll sufficient patients or begin or successfully complete clinical trials in a timely fashion, if at all. We expect to enter into contractual arrangements with collaborators and third parties to conduct clinical trials on our behalf. Any failure of these collaborators or third parties to perform may delay or terminate the trials.

        Because of the risks and uncertainties in biopharmaceutical development, products that we or our collaborators develop could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If we or our collaborators do not receive these necessary approvals, we will not be able to generate substantial product or royalty revenues and may not become profitable. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining these regulatory approvals include the following:

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  we must demonstrate through clinical trials that the proposed product is safe and effective for its intended use;

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  we have limited experience in conducting the clinical trials necessary to obtain regulatory approval; and

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  data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals.

        Regulatory authorities may delay, suspend or terminate clinical trials at any time if they believe that the patients participating in trials are being exposed to unacceptable health risks or if they find deficiencies in the clinical trial procedures. Our Investigational New Drug Applications for our recombinant protein DX-88, for example, were placed on clinical hold by the FDA in May 2004, following the FDA's evaluation of certain animal test data submitted by Dyax. The clinical hold was removed after approximately two weeks following a further review by the FDA of the data, but with a request that Dyax conduct additional animal studies. Although the FDA permitted the clinical studies to resume, this matter is not fully resolved given the request for further animal studies, nor is there any guarantee that we would be able to resolve similar issues in the future, either as quickly, or at all. In addition, our or our collaborators' failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties and other actions that could impair our ability to conduct our business.

Because we currently lack the resources, capability and experience necessary to manufacture biopharmaceuticals, we will depend on third parties to perform this function, which may adversely affect our ability to commercialize any biopharmaceuticals we may develop.

        We do not currently operate manufacturing facilities for the clinical or commercial production of biopharmaceuticals. We also lack the resources, capability and experience necessary to manufacture biopharmaceuticals. As a result, we will depend on collaborators, partners, licensees and other third parties to manufacture clinical and commercial scale quantities of our biopharmaceuticals. If we enter into these types of third party arrangements, then we will be dependent on the efforts of others, which if not successful could result in decreased revenue to us.

        To date we have identified only a few facilities that are capable of producing material for preclinical and clinical studies and we cannot assure you that they will be able to supply sufficient clinical materials during the clinical development of our product candidates. There is no assurance that contractors will have the capacity to manufacture or test our products at the required scale and within the required time frame. There is no assurance that the supply of clinical materials can be maintained during the clinical development of our product candidates. We will also be dependent on contract manufacturers to produce and test any biopharmaceuticals that are approved for market.

We lack experience in conducting clinical trials, regulatory processes, and conducting sales and marketing activities, any or all of which may adversely impact our ability to commercialize any biopharmaceuticals that we may develop.

        We have hired experienced clinical development, regulatory, and marketing staff to develop and supervise clinical trials, regulatory processes, and sales and marketing activities. However, we will remain dependent upon third party contract research organizations to carry out some of our clinical and preclinical research studies for the foreseeable future. While we will seek to establish contracts with experienced, resourceful contractors who can carry out these activities efficiently, effectively, and quickly, we cannot assure that these third party contractors will perform as expected and required. Any failure to perform adequately may cause delays in one or more products and might lead to a failure to gain regulatory approval.

        Similarly, we may be unable to enter into third party arrangements for the marketing and sale of biopharmaceuticals on acceptable terms. For certain products, we may incur substantial expenses to develop our own marketing and sales force in order to commercialize our biopharmaceuticals and our efforts may not be successful or the product may not be approved.

        As a result we may experience delays in the commercialization of our biopharmaceuticals and we may be unable to compete effectively.

We are substantially dependent on our collaborator's ability to successfully and timely complete clinical trials and obtain regulatory approval to market one of our most advanced product candidates, DX-890. Our business may be materially harmed and our stock price adversely affected if regulatory approval of DX-890 is not obtained or is substantially delayed.

        Under our existing collaboration agreement for the development of DX-890, Debiopharm S.A. is responsible for the management of the non-clinical and clinical development of DX-890. Consequently, the success of the DX-890 development program is largely dependent on Debiopharm's ability to demonstrate positive results in non-clinical and clinical trials designed to permit application for regulatory approval of DX-890 as a treatment for cystic fibrosis. In the event that Debiopharm is unable to successfully and timely complete such studies, our business may be materially harmed and our stock price adversely affected.

        In order to assume greater control over the development of DX-890, it would be necessary to amend our existing collaboration agreement with Debiopharm. Such an amendment could potentially affect the financial structure of our collaboration with Debiopharm and cause Dyax to assume responsibility for costs incurred in connection with the development of DX-890, costs which are currently fully funded by Debiopharm.

If we fail to establish and maintain strategic license, research and collaborative relationships, or if our collaborators are not able to successfully develop and commercialize product candidates, our ability to generate revenues could be adversely affected.

        Our business strategy includes leveraging our proprietary phage display technology through collaborations and licenses that are structured to generate revenues through license fees, technical and clinical milestone payments, and royalties. For us to receive any significant milestone or royalty payments from our licensees and collaborators, they must advance product candidates through clinical trials, establish safety and efficacy, obtain regulatory approvals and achieve market acceptance of those products. In general, however, under our existing license and collaboration agreements, our licensees and collaborators:

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  are not obligated to develop or market product candidates discovered using our phage display technology;

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  may pursue alternative technologies or develop competing products;

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  control many of the decisions with respect to research, clinical trials and commercialization of product candidates we discover or develop with them;

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  may terminate their collaborative arrangements with us under specified circumstances with short notice; and

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  may disagree with us as to whether a milestone or royalty payment is due under the terms of our collaborative arrangements.

        We cannot assure you that we will be able to maintain our current licensing and collaborative efforts nor can we assure the success of any current or future licensing and collaborative relationships. If any significant portion of our licensing and collaborative efforts fail, our business and financial condition would be materially harmed.

We and our collaborators may not be able to gain market acceptance of our biopharmaceuticals, which could adversely affect our revenues.

        We cannot be certain that any of our biopharmaceutical candidates, even if successfully approved, will gain market acceptance among physicians, patients, healthcare payors, pharmaceutical manufacturers or others. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy of our biopharmaceutical and diagnostic products and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of our biopharmaceutical candidates will depend on a number of factors, including:

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  their clinical efficacy and safety;

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  their cost-effectiveness;

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  their potential advantage over alternative treatment methods;

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  their marketing and distribution support;

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  reimbursement policies of government and third-party payors; and

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  market penetration and pricing strategies of competing and future products.

If our products do not achieve significant market acceptance, our revenues could be adversely affected.

Competition and technological change may make our potential products and technologies less attractive or obsolete.

        We compete with major pharmaceutical and biotechnology companies that are pursuing forms of treatment or prevention for the diseases that we target. Many of our competitors have substantially greater financial and other resources than we do and are conducting extensive research and development activities. Other companies may succeed in developing products earlier than we do, obtaining regulatory approval for products more rapidly than we do, or developing products that are more effective or less costly than those we develop.

        For DX-88 as a treatment for hereditary angiodema, our competitors include Aventis Behring, which currently markets plasma-derived C1 esterase inhibitor products that are approved for the treatment of this disease in Europe. In addition, other competitors include Jerini AG, which is developing a bradykinin antagonist for the treatment of angioedema in Europe, companies developing recombinant or plasma-derived C1 inhibitors, such as Pharming Group N.V., as well as companies that market and develop corticosteroid drugs or other anti-inflammatory compounds.

        For DX-88 as a treatment for patients undergoing on-pump open-heart surgery during coronary artery bypass grafting surgery (CABG), our competitors include Bayer AG, which currently markets aprotinin, under the name Trasylol®, for reduction of blood loss in CABG patients. A number of companies, including Alexion Pharmaceuticals, Inc., Avant Immunotherapeutics, Inc. and Zymogenetics, Inc., are developing additional products to reduce the complications associated with cardiopulmonary bypass procedures.

        For our DX-890 product candidate, companies with marketed products for the treatment of cystic fibrosis include Genentech, Inc. and Chiron Corporation. In addition, a number of companies are developing products for the treatment of cystic fibrosis, including Inspire Pharmaceuticals Inc., Genaera Corporation, Targeted Genetics Corporation and BCY LifeSciences, Inc. A number of other companies are also developing neutrophil elastase inhibitors for broader indications. These include Ono Pharmaceuticals, Teijin Institute for Bio-medical Research, Arriva Pharmaceuticals, Inc., and Ivax Corporation.

        For potential oncology product candidates coming out of our biopharmaceutical discovery and development programs, our potential competitors include numerous pharmaceutical and biotechnology companies, most of which have substantially greater financial resources and experience than we do.

        In addition, most large pharmaceutical companies seek to develop orally available small molecule compounds against many of the targets for which others and we are seeking to develop protein, peptide, and/or antibody products.

        Our phage display technology is one of several technologies available to generate libraries of compounds that can be used to discover and develop new protein, peptide, and/or antibody products. The primary competing technology platforms that pharmaceutical, diagnostics and biotechnology companies use to identify antibodies that bind to a desired target are transgenic mouse technology and the humanization of murine antibodies derived from hybridomas. Abgenix Inc., Medarex Inc., Genmab A/S, and Protein Design Labs, Inc. are leaders in these technologies. Further, we license our phage display patents and libraries to other parties in the fields of therapeutics and in vitro diagnostic products on a non-exclusive basis. Our licensees may compete with us in the development of specific therapeutic and diagnostic products. In particular, Cambridge Antibody Technology Group plc (CAT), Morphosys AG, and BioInvent International AB, all of which have licenses to our base technology, compete with us, both to develop therapeutics and to offer research services to larger pharmaceutical and biotechnology companies. Biosite Incorporated, which is also a patent licensee of ours, has partnered with Medarex, Inc. to combine phage display technology with transgenic mouse technology to create antibody libraries derived from the RNA of immunized mice. Other companies are attempting to develop new antibody engineering technology. These include Phylos, Inc. and CAT, which are each developing ribosomal display technology and antibody mimics, Diversa Corp., which is developing combinatorial arrays for large-scale screening of antibodies, our patent licensee Domantis Limited, which makes single domain antibody libraries, and Novagen, Inc., which is developing cDNA display technology.

        In addition, we may experience competition from companies that have acquired or may acquire technology from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions that may prevent us from successfully commercializing our products.

Our success depends significantly upon our ability to obtain and maintain intellectual property protection for our products and technologies and third parties not obtaining patents that would prevent us from commercializing any of our products.

        We face risks and uncertainties related to our intellectual property rights. For example:

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  we may be unable to obtain or maintain patent or other intellectual property protection for any products or processes that we may develop;

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  third parties may obtain patents covering the manufacture, use or sale of these products, which may prevent us from commercializing any of our products under development globally or in certain regions; or

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  our patents or any future patents that we may obtain may not prevent other companies from competing with us by designing their products or conducting their activities so as to avoid the coverage of our patents.

        Our phage display patent rights are central to our non-exclusive patent licensing program. As part of that licensing program, we generally seek to negotiate a phage display license agreement with parties practicing technology covered by our patents. In countries where we do not have and/or have not applied for phage display patent rights, we will be unable to prevent others from using phage display or developing or selling products or technologies derived using phage display. In addition, in jurisdictions where we have phage display patent rights, we may be unable to prevent others from selling or importing products or technologies derived elsewhere using phage display. Any inability to protect and enforce our phage display patent rights, whether by licensing or any invalidity of our patents or otherwise, would negatively affect our research and revenues.

        In all of our activities, we also rely substantially upon proprietary materials, information, trade secrets and know-how to conduct our research and development activities and to attract and retain collaborators, licensees and customers. Although we take steps to protect our proprietary rights and information, including the use of confidentiality and other agreements with our employees and consultants and in our academic and commercial relationships, these steps may be inadequate, these agreements may be violated, or there may be no adequate remedy available for a violation. Also, our trade secrets or similar technology may otherwise become known to, or be independently developed or duplicated by, our competitors.

        Before we and our collaborators can market some of our processes or products, we and our collaborators may need to obtain licenses from other parties who have patent or other intellectual property rights covering those processes or products. Third parties have patent rights related to phage display, particularly in the area of antibodies. While we have gained access to key patents in the antibody area through the cross licenses with Affimed Therapeutics AG, Biosite Incorporated, Genentech, Inc., XOMA Ireland Limited and Cambridge Antibody Technology Limited, other third party patent owners may contend that we need a license or other rights under their patents in order for us to commercialize a process or product. In addition, we may choose to license patent rights from third parties. In order for us to commercialize a process or product, we may need to license the patent rights of other parties. If a third party does not offer us a needed license or offers us a license only on terms that are unacceptable, we may be unable to commercialize one or more of our products. If a third party does not offer a needed license to our collaborators and as a result our collaborators stop work under their agreement with us, we might lose future milestone payments and royalties. If we decide not to seek a license, or if licenses are not available on reasonable terms, we may become subject to infringement claims or other legal proceedings, which could result in substantial legal expenses. If we are unsuccessful in these actions, adverse decisions may prevent us from commercializing the affected process or products.

        We seek affirmative rights of license or ownership under existing patent rights relating to phage display technology of others. For example, through our patent licensing program, we have secured a limited freedom to practice some of these patent rights pursuant to our standard license agreement, which contains a covenant by the licensee that it will not sue us under certain of the licensee's phage display improvement patents. We cannot guarantee, however, that we will be successful in enforcing any agreements from our licensees, including agreements not to sue under their phage display improvement patents, or in acquiring similar agreements in the future, or that we will be able to obtain commercially satisfactory licenses to the technology and patents of others. If we cannot obtain and maintain these licenses and enforce these agreements, this could have a negative effect on our business.

Proceedings to obtain, enforce or defend patents and to defend against charges of infringement are time consuming and expensive activities. Unfavorable outcomes in these proceedings could limit our patent rights and our activities, which could materially affect our business.

        Obtaining, protecting and defending against patent and proprietary rights can be expensive. For example, if a competitor files a patent application claiming technology also invented by us, we may have to participate in an expensive and time-consuming interference proceeding before the U.S. Patent and Trademark Office to address who was first to invent the subject matter of the claim and whether that subject matter was patentable. Moreover, an unfavorable outcome in an interference proceeding could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business would be harmed if a prevailing third party does not offer us a license on terms that are acceptable to us.

        In patent offices outside the United States, we may be forced to respond to third party challenges to our patents. For example, our first phage display patent in Europe, European Patent No. 436,597, known as the 597 Patent, was ultimately revoked in 2002 in proceedings in the European Patent Office. We have two divisional patent applications of the 597 Patent pending in the European Patent Office. We will not be able to prevent other parties from using our phage display technology in Europe if the European Patent Office does not grant us another patent. We cannot be assured that we will prevail in the prosecution of either of these patent applications.

        We may need to resort to litigation to enforce any patent issued to us. Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may have or obtain patents in the future and claim that the use of our technology infringes these patents.

        George Pieczenik and I.C. Technologies America, Inc. sued us in 1999 for patent infringement of three United States patents. The complaint was initially filed against us in the United States District Court for the Southern District of New York, dismissed for lack of jurisdiction and then refiled in the United States District Court in Massachusetts. On February 25, 2003, the District Court granted summary judgment of non-infringement in our favor with respect to the three asserted patents. On March 5, 2003, the plaintiff filed a Notice of Appeal to the United States Court of Appeals for the Federal Circuit (CAFC). On September 23, 2003 the CAFC affirmed the decision of the United States District Court granting summary judgment that we do not infringe the patents asserted by the plaintiff. The plaintiff has filed a petition for certiorari with the United States Supreme Court for the review of the decision by the CAFC. On March 29, 2004, the Supreme Court denied the petition. On December 21, 2003, the plaintiff asked the Massachusetts District Court to reconsider its decision that we did not infringe plaintiff's patents. The Massachusetts Court denied plaintiff's request on January 7, 2004. On January 19, 2004, plaintiff appealed that decision to the CAFC. That appeal is still pending.

        George Pieczenik also filed a second action in the United States District Court for the Southern District of New York, alleging, among other things, that we (and each of several other defendants) infringe another of his patents, which issued on August 12, 2003. We challenged this lawsuit on several grounds (including jurisdictional and venue grounds) and on October 9, 2003 the District Court dismissed the action as to us. The Court subsequently dismissed the action as to one of our directors and one of our former officers. As a result, Dyax, its directors and officers are no longer parties to this action.

        We have incurred substantial costs as a result of the Pieczenik litigation and we could incur further costs in connection with it or any other litigation or patent proceeding. In addition, our management's efforts would be diverted, regardless of the results of the litigation. An unfavorable result could subject us to significant liabilities to third parties, require us to cease manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties or result in awards of substantial damages against us. Our business will be harmed if we cannot obtain a license, can obtain a license only on terms we consider to be unacceptable or if we are unable to redesign our products or processes to avoid infringement.

Our revenues and operating results have fluctuated significantly in the past, and we expect this to continue in the future.

        Our revenues and operating results have fluctuated significantly on a quarter to quarter basis. We expect these fluctuations to continue in the future. Fluctuations in revenues and operating results will depend on:

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  the timing of our increased research and development expenses;

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  the establishment of new collaborative and licensing arrangements;

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  the timing and results of clinical trials;

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  the development and marketing programs of current and prospective collaborators; and

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  the completion of certain milestones.

        If the revenues we receive are less than the revenues we expect for a given fiscal period, then we may be unable to reduce our expenses quickly enough to compensate for the shortfall. Our revenues in any period are not a reliable indicator of our future performance. In addition, our fluctuating revenues and operating results may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

If we lose or are unable to hire and retain qualified personnel, then we may not be able to develop our products or processes.

        We are highly dependent on qualified scientific and management personnel, and we face intense competition from other companies and research and academic institutions for qualified personnel. If we lose an executive officer, a manager of one of our principal business units or research programs, or a significant number of any of our staff or are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and processes may be delayed or prevented.

We use and generate hazardous materials in our business, and any claims relating to the improper handling, storage, release or disposal of these materials could be time-consuming and expensive.

        Our phage display research and development involves the controlled storage, use and disposal of chemicals and solvents, as well as biological materials. We are subject to foreign, federal, state and local laws and regulations governing the use, manufacture and storage and the handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by laws and regulations, we cannot completely eliminate the risk of contamination or injury from hazardous materials. If an accident occurs, an injured party could seek to hold us liable for any damages that result and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

We may have significant product liability exposure.

        We face exposure to product liability and other claims if products or processes are alleged to have caused harm. These risks are inherent in the testing, manufacturing and marketing of human therapeutic products. Although we currently maintain product liability insurance, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products that we or our collaborators develop. If we are sued for any injury caused by our products or processes, then our liability could exceed our product liability insurance coverage and our total assets.

Our business is subject to risks associated with international operations and collaborations.

        We receive product development and license fees from international customers. For the six months and quarter ended June 30, 2004, we earned revenue of approximately $8.5 million and $3.7 million, respectively, from non-US based companies. All of our revenue contracts are paid in US dollars. We expect that international product development and license fees will continue to account for a significant percentage of our revenues for the foreseeable future. In addition, we have direct investments in subsidiaries located in the European Union. Our operations could be limited or disrupted, and the value of our direct investments may be diminished, by any of the following:

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  fluctuations in currency exchange rates;

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  the imposition of governmental controls;

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  less favorable intellectual property or other applicable laws;

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  the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

  •
  import and export license requirements;

  •
  political instability;

  •
  terrorist activities; and

  •
  difficulties in staffing and managing international operations.

        A portion of our business is conducted in currencies other than our reporting currency, the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period in which we incur those gains or losses. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the variability of currency exposures and the potential volatility of currency exchange rates, we may suffer significant foreign currency transaction losses in the future due to the effect of exchange rate fluctuations on our future operating results.

We may not succeed in acquiring technology and integrating complementary businesses.

        We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any one of which could materially harm our business, including:

  •
  the diversion of management's attention from core business concerns;

  •
  the failure to exploit effectively acquired technologies or integrate successfully the acquired businesses;

  •
  the loss of key employees from either our current business or any acquired businesses; and

  •
  the assumption of significant liabilities of acquired businesses.

        We may be unable to make any future acquisitions in an effective manner. In addition, the ownership represented by the shares of our common stock held by you will be diluted if we issue equity securities in connection with any acquisition. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. If we issue debt securities to finance acquisitions, then the debtholders would have rights senior to the holders of shares of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares of common stock. Acquisition financing may not be available on acceptable terms, or at all. In addition, we may be required to amortize significant amounts of intangible assets in connection with future acquisitions. We might also have to recognize significant amounts of goodwill that will have to be tested periodically for impairment. These amounts could be significant, which could harm our operating results.

Our common stock may continue to have a volatile public trading price and low trading volume.

        The market price of our common stock has been highly volatile. Since our initial public offering in August 2000 through August 2004, the price of our common stock on the Nasdaq National Market has ranged between $54.12 and $1.05. The market has experienced significant price and volume fluctuations for reasons unrelated to our operating performance.

        Many factors may have a negative effect on the market price of our common stock, including:

  •
  public announcements by us, our competitors or others;

  •
  developments concerning proprietary rights, including patents and litigation matters;

  •
  publicity regarding actual or potential results with respect to products or compounds we or our collaborators are developing;

  •
  regulatory developments in both the United States and abroad;

  •
  public concern about the safety or efficacy of new technologies;

  •
  general market conditions and comments by securities analysts; and

  •
  quarterly fluctuations in our revenues and financial results.

Anti-takeover provisions in our governing documents and under Delaware law and our shareholder rights plan may make an acquisition of us more difficult.

        We are incorporated in Delaware. We are subject to various legal and contractual provisions that may make a change in control of us more difficult. Our board of directors has the flexibility to adopt additional anti-takeover measures.

        Our charter authorizes our board of directors to issue up to 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides staggered terms for the members of our board of directors. This may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors used its authority to accelerate vesting of options, then this action could make an acquisition more costly, and it could prevent an acquisition from going forward. Our shareholder rights plan could result in the significant dilution of the proportionate ownership of any person that engages in an unsolicited attempt to take over our company and, accordingly, could discourage potential acquirers.

        Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors could use this provision to prevent changes in management.

        The provisions described above, as well as other provisions in our charter and bylaws and under the Delaware General Corporation Law, may make it more difficult for a third party to acquire our company, even if the acquisition attempt was at a premium over the market value of our common stock at that time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement, and the documents we incorporate by reference may contain forward-looking statements. Generally, the forward-looking statements use words like "anticipate," "believe," "could," "estimate," "expect," "future," "intend," "may," "opportunity," "plan," "potential," "project," "will" and similar terms. Without limiting the foregoing, these forward-looking statements include statements about:

  •
  expected future revenues, operations and expenditures;

  •
  research and development programs;

  •
  results of clinical trials and projected timetables for the preclinical and clinical development of, regulatory submissions and approvals for, and market introduction of, our product candidates;

  •
  income tax benefits;

  •
  projected cash needs;

  •
  assessments of competitors and potential competitors;

  •
  credit facilities; and

  •
  collaborations.

        Forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements in this prospectus or the documents we incorporate by reference. Many factors could cause or contribute to these differences, including the factors referred to above under the caption "Risk Factors." The forward-looking events discussed in this prospectus or any documents we incorporate by reference might not occur. Accordingly, you should not place undue reliance on our forward-looking statements.

        You should carefully read this entire prospectus and any prospectus supplements, particularly the section entitled "Risk Factors," before you make an investment decision.

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include:

  •
  working capital;

  •
  capital expenditures;

  •
  research and development expenditures;

  •
  clinical trial expenditures;

  •
  acquisitions of new technologies and investments; and

  •
  the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock.

        Additional information on the use of net proceeds from the sale of common stock offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by us in this prospectus:

  (1)
  directly to purchasers;

  (2)
  through agents;

  (3)
  through dealers;

  (4)
  through underwriters; or

  (5)
  through a combination of any of these methods of sale.

        We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

  (1)
  at a fixed price or prices, which may be changed;

  (2)
  at market prices prevailing at the time of sale;

  (3)
  at prices related to the prevailing market prices; or

  (4)
  at negotiated prices.

        We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

        If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

        Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

        Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. If we offer securities in an "at the market" offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

        Our common stock is listed on the Nasdaq National Market. Any shares of our common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject (if applicable) to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange or on the Nasdaq National Market, but we are not obligated to do so.

        The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

        Palmer & Dodge LLP, Boston, Massachusetts, our legal counsel, will give us an opinion on the validity of the securities offered by this prospectus and any accompanying prospectus supplement. Nathaniel S. Gardiner, a partner of Palmer & Dodge LLP, is our corporate secretary.

EXPERTS

        The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our web site at http://www.dyax.com. Our website is not part of this prospectus.

        The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the securities covered by this prospectus; provided, however, that we are not incorporating any information furnished under Item 7.01 (formerly Item 9) or Item 2.02 (formerly Item 12) of any Current Report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 11, 2004;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, filed with the SEC on May 6, 2004 and June 30, 2004, filed with the SEC on August 4, 2004;

  •
  our Current Reports on Form 8-K filed with the SEC on May 25, 2004, June 4, 2004, and June 14, 2004;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, filed on August 2, 2000, including any amendment or reports filed for the purpose of updating such description; and

  •
  the description of our preferred stock purchase rights in our registration statement on Form 8-A, filed with the SEC on June 27, 2001.

        You may request a copy of these filings, at no cost, by telephoning our Investor Relations department at (617) 225-2500 or writing us at:

Investor Relations
Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following is an estimate of the fees and expenses, other than underwriting discounts and commissions, payable or reimbursable by Dyax in connection with the issuance and distribution of the offered securities offered by this prospectus.

SEC registration fee	$12,743
Printing and engraving expenses	30,000
Legal fees and expenses	75,000
Accounting fees and expenses	25,000
Miscellaneous	7,257

Total	$150,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law allows us to indemnify our directors, officers, employees and agents against actual and reasonable expenses they incur in connection with any action, suit or proceeding brought against them because they are a director, officer, employee or agent. Under Delaware law, we may pay all these expenses, provided that: (1) the person in question acted in good faith and in a manner reasonably believed to be not opposed to our best interests; and (2) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct in question was unlawful. We shall make no indemnification in connection with any proceeding brought on our behalf where the person involved is adjudged to be liable to us, except as may be ordered by a court.

        Article VIII of the our Restated Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify anyone that we have the power to indemnify against any expenses, liabilities or other matters referred to in or covered by that section. This indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Both action in an official capacity and action in another capacity while holding office may be subject to indemnification. A person's right to indemnification does not cease solely because that person ceases to be a director, officer, employee or agent, or because that person dies.

        Article IX of our Restated Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director as a director. Notwithstanding that provision, Article IX provides that a director shall be liable to the extent provided by applicable law:

  •
  for breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith, or acts involving intentional misconduct or a knowing violation of law;

  •
  pursuant to Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived improper personal benefit.

        Article IX further states that if the Delaware General Corporation Law is amended to allow further limitation of the liability of our directors or officers, then the liability of those directors or officers shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as from time to time amended. Article IX also stipulates that no amendment to or repeal of Article IX shall apply to the liability or alleged liability of any director or officer with respect to any acts or omissions occurring prior to such amendment or repeal.

        We carry insurance that covers our directors and officers against some liabilities they may incur when acting in their official capacities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        See the Exhibit Index immediately following the signature page hereof.

ITEM 17. UNDERTAKINGS

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d)
  The undersigned registrant hereby undertakes to file an application determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305 (b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Cambridge, Massachusetts, on September 13, 2004.

DYAX CORP.
By:	* Henry E. Blair President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Henry E. Blair	President, Chief Executive Officer, and Chairman of the Board of Directors (Principal Executive Officer)	September 13, 2004
/s/ STEPHEN S. GALLIKER Stephen S. Galliker	Executive Vice President of Finance and Administration and Chief Financial Officer (Principal Financial Officer)	September 13, 2004
Constantine E. Anagnostopoulos	Director	September 13, 2004
* James W. Fordyce	Director	September 13, 2004
* Thomas L. Kempner	Director	September 13, 2004
* Henry R. Lewis	Director	September 13, 2004
* Susan Bayh	Director	September 13, 2004
* David J. McLachlan	Director	September 13, 2004
* Mary Ann Gray	Director	September 13, 2004
*By:	/s/ STEPHEN S. GALLIKER Stephen S. Galliker Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit
1.1	Form of Underwriting Agreement.(1)
3.1
Amended and Restated Certificate of Incorporation of the Company. Filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended June 30, 2004 and incorporated herein by reference.
3.2
Amended and Restated By-laws of the Company. Filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended September 30, 2000 and incorporated herein by reference.
4.1	Specimen Common Stock Certificate. Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 333-37394) and incorporated herein by reference.
5.1	Opinion of Palmer & Dodge LLP.(2)
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm. Filed herewith.
23.2	Consent of Palmer & Dodge LLP. Included in its opinion filed as Exhibit 5.1.(2)
24.1	Power of Attorney. Included on the signature page of this Registration Statement.(2)

(1)
To be filed by amendment or as an exhibit to a current report on Form 8-K and incorporated herein by reference.

(2)
Filed previously.